Exhibit 99.2

PRC WILLISTON, LLC

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

PRC WILLISTON, LLC

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members
PRC Williston, LLC

We have audited the accompanying balance sheets of PRC Williston, LLC (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, changes in member’s deficit, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PRC Williston, LLC as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Hein & Associates LLP

Dallas, Texas

January 11, 2013

PRC WILLISTON, LLC

BALANCE SHEETS

(In thousands)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Accounts receivable	$2,188	$1,057
Total current assets	2,188	1,057

PROPERTY AND EQUIPMENT:
Oil and natural gas properties, net, successful efforts method	32,607	34,144
Total property and equipment	32,607	34,144

Total Assets	$34,795	$35,201

LIABILITIES AND MEMBER’S DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,319	$777
Accounts payable to parent	60,173	58,260
Total current liabilities	61,492	59,037

Asset retirement obligation	1,983	1,827
Total liabilities	63,475	60,864

MEMBER’S DEFICIT:	(28,680)	(25,663)

Total Liabilities and Member’s Deficit	$34,795	$35,201

The accompanying Notes to Financial Statements are an integral part of these Statements.

PRC WILLISTON, LLC

STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2011	2010	2009
REVENUE:
Oil and gas sales	$8,687	$8,178	$5,777
Total revenue	8,687	8,178	5,777

EXPENSES:
Lease operating	4,518	4,045	3,865
Severance taxes and marketing	603	874	—
Exploration	—	1	87
Impairment of proved oil and gas properties	—	17	39
Depreciation, depletion and accretion	1,868	2,315	2,023
General and administrative	2,650	5,567	4,023
Total expenses	9,639	12,819	10,037

OPERATING LOSS	(952)	(4,641)	(4,260)

INTEREST EXPENSE	(2,065)	(2,456)	(1,607)

Net loss	$(3,017)	$(7,097)	$(5,867)

The accompanying Notes to Financial Statements are an integral part of these Statements.

PRC WILLISTON, LLC

STATEMENT OF  CHANGES IN MEMBER’S DEFICIT

(In thousands)

Balance, January 1, 2009	$(12,699)
Net loss	(5,867)
Balance, December 31, 2009	$(18,566)
Net loss	(7,097)
Balance, December 31, 2010	$(25,663)
Net loss	(3,017)
Balance, December 31, 2011	$(28,680)

The accompanying Notes to Financial Statements are an integral part of these Statements.

PRC WILLISTON, LLC

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities
Net loss	$(3,017)	$(7,097)	$(5,867)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation, and accretion	1,868	2,315	2,023
Asset impairment	—	17	39
Changes in operating assets and liabilities:
Accounts receivable	(1,131)	(341)	(437)
Accounts payable and accrued liabilities	542	288	170
Net cash used in operating activities	(1,738)	(4,818)	(4,072)

Cash flows from investing activities
Capital expenditures	(175)	(237)	(3,585)
Net cash used in investing activities	(175)	(237)	(3,585)

Cash flows from financing activities
Advances from parent	1,913	4,922	6,325
Net cash provided by financing activities	1,913	4,922	6,325

Net change in cash and cash equivalents	—	(133)	(1,332)
Cash and cash equivalents, beginning of year	—	133	1,465
Cash and cash equivalents, end of year	$—	$—	$133

Cash paid for interest	$—	$—	$—

The accompanying Notes to Financial Statements are an integral part of these Statements.

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

PRC Williston, LLC (the “Company or “PRC Williston”) is a subsidiary of Magnum Hunter Resources Corporation (“Magnum Hunter” or “Parent”), a Houston, Texas based independent exploration and production company engaged in the acquisition and development of producing properties, secondary enhanced oil recovery projects, and production of oil and natural gas in the United States.  All of our properties are non-operated in the Williston Basin.

The Company is a limited liability company (“LLC”).  As an LLC, the amount of loss at risk for each individual member is limited to the amount of capital contributed to the LLC, and unless otherwise noted, the individual member’s liability for indebtedness of an LLC is limited to the member’s actual capital contribution.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions and conditions.  Significant estimates are required for proved oil and gas reserves which, as described below under Estimates of Proved Oil and Gas Reserves, may have a material impact on the carrying value of oil and gas property.

Critical accounting policies are defined as those significant accounting policies that are most critical to an understanding of a company’s financial condition and results of operation. We consider an accounting estimate or judgment to be critical if (i) it requires assumptions to be made that were uncertain at the time the estimate was made, and (ii) changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Financial Instruments

The carrying amounts of financial instruments including accounts receivable, accounts payable and accrued liabilities, and accounts payable to parent approximate fair value as of December 31, 2011 and 2010.

Oil and Gas Properties

Capitalized Costs

Our oil and gas properties consisted of the following:

	December 31,
	2011	2010
	(in thousands)

Unproved properties	$10,298	$10,232
Proved properties	38,147	37,316
Total costs	48,445	47,548
Less accumulated depreciation and depletion	(15,838)	(13,404)
Net capitalized costs	$32,607	$34,144

We follow the successful efforts method of accounting for our oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties and to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves. If we determine that the wells do not have proved reserves, the costs are charged to expense. There were no costs capitalized for exploratory wells pending the determination of proved reserves at either December 31, 2011 or 2010.  Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties are charged to expense as incurred. We capitalize interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use.  No interest was capitalized during the periods presented.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

Capitalized amounts attributable to proved oil and gas properties are depleted by the unit-of-production method over proved reserves using the unit conversion ratio of six Mcf of gas to one Bbl of oil and the ratio of forty-two Gal of natural gas liquids to one Bbl of oil.  Well costs and related equipment are depleted over proved developed reserves, and leasehold costs are depleted over total proved reserves.  Depreciation and depletion expense for oil and gas producing property and related equipment was $1.9 million, $2.3 million, and $2.0 million for the years ended December 31, 2011, 2010, and 2009, respectively.

Capitalized costs related to proved oil and gas properties, including wells and related equipment and facilities, are evaluated for impairment based on an analysis of undiscounted future net cash flows. If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then we recognize an impairment charge in income from operations equal to the difference between the net capitalized costs related to proved properties and their estimated fair values based on the present value of the related future net cash flows. We recorded no impairments for the year ended December 31, 2011, $17,000 in impairment charges to our proved properties for the year ended December 31, 2010, and a charge of $39,000 for the year ended December 31, 2009, based on our analyses.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance.  We recorded no unproved property impairment during the years ended December 31, 2011, 2010, and 2009.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Estimates of Proved Oil and Gas Reserves

Estimates of our proved reserves included in this report are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC guidelines. The accuracy of a reserve estimate is a function of:

•         the quality and quantity of available data;

•         the interpretation of that data;

•         the accuracy of various mandated economic assumptions;

•         and the judgment of the persons preparing the estimate.

Our proved reserve information included in this report was predominately based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

We based the estimated discounted future net cash flows from proved reserves on the unweighted arithmetic average of the  prior 12-month commodity prices as of the first day of each of the months constituting the period and costs on the date of the estimate. Future prices and costs may be materially higher or lower than these prices and costs which would impact the estimated value of our reserves.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record depreciation and depletion expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Revenue Recognition

Revenues associated with sales of crude oil, natural gas, natural gas liquids and petroleum products, and other items are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods occurs, either immediately or within a fixed delivery schedule that is reasonable and customary in the industry.

Revenues from the production of natural gas and crude oil properties in which we have an interest with other producers are recognized based on the actual volumes we sold during the period. Any differences between volumes sold and entitlement volumes, based on our net working interest, which are deemed to be non-recoverable through remaining production, are recognized as accounts receivable or accounts payable, as appropriate. Cumulative differences between volumes sold and entitlement volumes are generally not significant.

Accounts Receivable

Accounts receivable consists of oil and gas sales, due under normal trade terms, generally requiring payment within 30 to 60 days of production.  No interest is charged on past-due balances.  Payments made on all accounts receivable are applied to the earliest unpaid items.  We review our accounts receivable periodically and reduce the carrying amount by a valuation allowance that reflects our best estimate of the amount that may not be collectible.  Based on our review, no allowance was warranted at either December 31, 2011 or 2010.

Production Costs

Production costs, including compressor rental and repair, pumpers’ salaries, saltwater disposal, ad valorem taxes, insurance, repairs and maintenance, expensed workovers and other operating expenses are expensed as incurred and included in lease operating expense on our consolidated statements of operations.

Exploration expenses include dry hole costs, delay rentals, and geological and geophysical costs.

Dependence on Major Customers

For the years ended December 31, 2011, 2010, and 2009, we sold substantially all of our oil and gas produced to one purchaser. Additionally, substantially all of our accounts receivable related to oil and gas sales were due from that one purchaser at December 31, 2011 and 2010. We believe that there are potential alternative purchasers and that it may be necessary to establish relationships with new purchasers if our production grows. However, there can be no assurance that we can establish such relationships and that those relationships will result in increased purchasers. Although we are exposed to a concentration of credit risk, we believe that our purchaser is credit worthy.

Dependence on Suppliers

Our industry is cyclical, and from time to time there is a shortage of drilling rigs, fracture stimulation services, equipment, supplies and qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in the areas where we operate, we could be materially and adversely affected. We believe that there are potential alternative providers of drilling services and that it may be necessary to establish relationships with new contractors as our activity level and capital program grows. However, there can be no assurance that we can establish such relationships and that those relationships will result in increased availability of drilling rigs.

Asset Retirement Obligation

Our asset retirement obligation represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable federal, state and local laws. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability. The retirement obligation is recorded as a liability at its estimated present value as of the asset’s inception, with an offsetting increase to proved properties. Periodic accretion of discount of the estimated liability is recorded as accretion expense in the consolidated statements of operations.

Our liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and our risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. See Note 3 — “Asset Retirement Obligations” to our financial statements for more information.

Income Taxes

The Company is not subject to federal income taxes and does not have a tax sharing agreement or allocate taxes with its member.  Therefore, no provision has been made for federal or state income taxes on the Company’s books.  It is the responsibility of the member to report its share of taxable income or loss on its separate income tax return.  Accordingly, no recognition has been given to federal or state income taxes in the accompanying financial statements.

Based on management’s analysis, the Company did not have any uncertain tax positions as of December 31, 2011 or 2010.  The Company’s income tax returns for the periods subsequent to December 31, 2008 remain open for examination by taxing authorities.  Interest and penalties, and the associated tax expense related to uncertain tax positions, when applicable, will be recorded in income tax expense as the positions are recognized.  At December 31, 2011, and 2010, there were no material income tax interest or penalty items recorded in the statement of operations or as a liability on the balance sheet.

NOTE 3 - ASSET RETIREMENT OBLIGATIONS

The Company accounts for asset retirement obligations based on the guidance of ASC 410 which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  ASC 410 requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset.  The liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset.  We have included estimated future costs of abandonment and dismantlement in our successful efforts amortization base and amortize these costs as a component of our depreciation, depletion, and accretion expense in the accompanying financial statements.

The following table summarizes the Company’s asset retirement obligation transactions during the years ended December 31:

	(in thousands)
	2011	2010
Asset retirement obligation at beginning of period	$1,827	$1,668
Accretion expense	156	159
Asset retirement obligation at end of period	$1,983	$1,827

NOTE 4 — RELATED PARTY TRANSACTIONS

The Company and its parent, Magnum Hunter, have an arrangement whereby Magnum Hunter provides funding to the Company for costs of developing oil and gas properties and Magnum Hunter allocates interest expense and general and administrative expenses to the Company.  The allocation of interest expense is done based on the amount funded to the Company over the period by the interest rate applicable to Magnum Hunter’s revolving credit facility.  The effective interest rate due by the Company to Magnum Hunter was approximately 3.55%, 4.50% and 3.26% for the years ended December 31, 2011, 2010, and 2009, respectively.  Accrued interest is included in accounts payable to parent.  General and administrative expenses are allocated to the Company from Magnum Hunter based on a pro rata basis relating to the Company’s revenues in proportion to the other subsidiaries of Magnum Hunter.  The accumulated charges are recorded as a current liability on the Company’s balance sheets.  At December 31, 2011, the balance due to Magnum Hunter was $60.1 million, and the balance was $58.3 million as of December 31, 2010.

NOTE 5 — SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED)

The following table sets forth the costs incurred in oil and gas property acquisition, exploration, and development activities.

	(in thousands)
	2011	2010	2009
Acquisition costs	$—	$—	$—
Exploration costs	—	1	87
Development costs	—	80	5,598
	$—	$81	$5,685

Oil and Gas Reserve Information

Proved oil and gas reserve quantities are based on estimates prepared by Magnum Hunter’s third party reservoir engineering firms. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data only represent estimates and should not be construed as being exact.

Total Proved Reserves

	Crude oil and Condensate	Natural Gas
	(mbbl)	(mmcf)

Balances January 1, 2009	1,369	511
Extensions, discoveries and other additions	1,709	342
Production	(106)	(96)
Balances December 31, 2009	2,972	757
Revisions of previous estimates	(444)	(94)
Production	(112)	(105)
Balances December 31, 2010	2,416	558
Revisions of previous estimates	(195)	119
Production	(103)	(82)
Balances December 31, 2011	2,118	595

Developed reserves, included above
December 31, 2009	1,410	571
December 31, 2010	1,161	504
December 31, 2011	1,209	594

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

Future cash inflows at December 31, 2011 and 2010 were computed by applying the unweighted, arithmetic average on the closing price on the first day of each month for the 12-month period prior to December 31, 2011, 2010, and 2009 to estimated future production.  Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of our oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	(in thousands)
	as of December 31,
	2011	2010	2009

Future cash inflows	$185,867	$166,661	$162,339
Future production costs	(79,959)	(65,638)	(57,583)
Future development costs	(7,192)	(8,360)	(15,674)
Future income tax expense	—	—	—

Future net cash flows	98,716	92,663	89,082
10% annual discount for estimated timing of cash flows	(47,401)	(46,099)	(43,401)

Standardized measure of discounted future net cash flows	$51,315	$46,564	$45,681

Changes in Standardized Measure of Discounted Future Net Cash Flows

The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	(in thousands)
	Year Ended December 31,
	2011	2010	2009
Balances, beginning of period	46,565	45,681	11,109
Net change in sales and transfer prices and in production (lifting) costs related to future production	9,324	11,320	12,605
Changes in estimated future development costs	1,074	4,277	(13,272)
Sales and transfers of oil and gas produced during the period	(3,566)	(3,259)	(1,912)
Net change due to extensions, discoveries and improved recovery	—	—	30,631
Net change due to revisions in quantity estimates	(5,846)	(15,431)	—
Previously estimated development costs incurred during the period	—	80	5,598
Accretion of discount	4,656	3,442	1,264
Other	(892)	455	(342)
Standardized measure of discounted future net cash flows	51,315	46,565	45,681

The commodity prices inclusive of adjustments for quality and location used in determining future net revenues related to the standardized measure calculation are as follows.

	2011	2010	2009
Oil (per bbl)	$86.86	$68.59	$54.22
Gas (per mcf)	$3.11	$1.78	$1.60

NOTE 6 — SUBSEQUENT EVENTS

On May 16, 2012, PRC Williston was named a guarantor subsidiary to the Senior Notes issued by the Parent, which are due November 2020.

PRC WILLISTON, LLC

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS

Unaudited Balance Sheets at September 30, 2012 and December 31, 2011	F-1
Unaudited Statements of Operations for the nine months ended September 30, 2012 and 2011	F-2
Unaudited Statements of Cash Flows for the nine months ended September 30, 2012 and 2011	F-3
Notes to Unaudited Financial Statements	F-4

PRC WILLISTON, LLC

UNAUDITED CONDENSED BALANCE SHEETS

(In thousands)

	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Accounts receivable	$954	$2,188
Total current assets	954	2,188

PROPERTY AND EQUIPMENT:
Oil and natural gas properties, successful efforts accounting, net of accumulated depletion and depreciation of $15,565 and $13,981 as of September 30, 2012 and December 31, 2011, respectively	31,357	32,607
Total Property and equipment	31,357	32,607

Total Assets	$32,311	$34,795

LIABILITIES AND MEMBER’S DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,865	$1,319
Current portion of asset retirement obligation	871	—
Accounts payable to parent	58,064	60,173
Total current liabilities	60,800	61,492

Asset retirement obligation	1,246	1,983
Total liabilities	62,046	63,475

COMMITMENTS AND CONTINGENCIES (Note 4)

MEMBER’S DEFICIT:	(29,735)	(28,680)

Total Liabilities and Equity	$32,311	$34,795

The accompanying notes are an integral part of these unaudited financial statements.

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PRC WILLISTON, LLC

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	Nine Months Ended September 30,
	2012	2011
REVENUE:
Oil and gas sales	$6,065	$6,361
Total revenue	6,065	6,361

EXPENSES:
Lease operating expenses	2,950	3,414
Severance taxes and marketing	308	467
Depreciation, depletion and accretion	1,432	1,365
General and administrative	903	2,813
Total expenses	5,593	8,059

OPERATING INCOME (LOSS)	472	(1,698)

INTEREST EXPENSE	(1,527)	(1,732)

Net loss	$(1,055)	$(3,430)

The accompanying notes are an integral part of these unaudited financial statements.

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PRC WILLISTON, LLC

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net loss	$(1,055)	$(3,430)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation, and accretion	1,432	1,365
Changes in operating assets and liabilities:
Accounts receivable	1,234	(769)
Accounts payable and accrued liabilities	546	511
Net cash provided by operating activities	2,157	(2,323)

Cash flows from investing activities
Capital expenditures	(48)	(144)
Change in advances	—	—
Net cash used in investing activities	(48)	(144)

Cash flows from financing activities
Repayments to parent	(2,109)	2,467
Net cash provided by (used in) financing activities	(2,109)	2,467

Net change in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—
Cash and cash equivalents, end of year	$—	$—

Cash paid for interest	$—	$—

The accompanying notes are an integral part of these unaudited financial statements.

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NOTE 1 — BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of PRC Williston, LLC (the “Company” or “PRC Williston”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2011.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements have been omitted.

NOTE 2 - ASSET RETIREMENT OBLIGATIONS

The following table summarizes the Company’s asset retirement obligation transactions during the nine months ended September 30, 2012:

(in thousands)
Asset retirement obligation at beginning of period	$1,983
Accretion expense	134
Asset retirement obligation at end of period	2,117
Less: current portion	(871)
Asset retirement obligation at end of period	$1,246

NOTE 3 — RELATED PARTY TRANSACTIONS

The Company and its parent, Magnum Hunter Resources Corporation (“Magnum Hunter”), have an arrangement whereby Magnum Hunter provides funding to the Company for costs of developing oil and gas properties and allocates interest expense and general and administrative expenses to the Company.  The allocation of interest expense is done based on the amount funded to the Company over the period by the interest rate applicable to Magnum Hunter’s revolving credit facility.  The effective interest rate due by the Company to Magnum Hunter was approximately 3.48% and 2.95% for the nine months periods ending September 30, 2012 and 2011, respectively.  Accrued interest is included in accounts payable to parent.  General and administrative expenses are allocated to the Company from Magnum Hunter on a pro rata basis relating to the Company’s revenues in proportion to the other subsidiaries of Magnum Hunter.  The accumulated charges are recorded as a current liability on the Company’s balance sheets.  At September 30, 2012, the balance due to Magnum Hunter was $58.1 million, and the balance was $60.2 million as of December 31, 2011.

NOTE 4 — COMMITMENT

The Company, along with certain other subsidiaries of Magnum Hunter, is a guarantor of senior notes of Magnum Hunter due November 2020.  The outstanding principle balance on these notes as of September 30, 2012 was $450.0 million. The Company, along with the other guarantors on a joint and several basis, would be obligated for the full amount of the senior notes if Magnum Hunter defaulted.

NOTE 5 — SUBSEQUENT EVENTS

There were no subsequent events during the period of September 30, 2012 through the date of this report.

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